Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan
2021 Addendum

This Addendum to the Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan (the "Plan") is effective for the Plan year commencing on January 1, 2021 (the "2021 Plan Year") and is intended to set forth certain provisions of the Plan that are determined at the discretion of the Compensation and Human Resources Committee of the Enterprise Bank and Trust Company Board of Directors (the "Compensation and Human Resources Committee"). Plan eligibility and Plan contributions will be reviewed annually by the Compensation and Human Resources Committee.

Plan Eligibility
The Chief Executive Officer and individuals with an officer status of Executive Vice President as of March 16, 2021 will be eligible for Plan contributions.

Employer Plan Contribution
Plan contributions will be made annually on or before March 15 of the year following the plan year and will be as follows for 2021:

Service Based Contributions
A service-based contribution of $7,000 will be made for the following Executive Vice Presidents for 2021:
•Chief Commercial Lending Officer
•Branch Administration Director
•Construction Lending Director
•Chief Risk Officer
•Chief Banking Officer
•NH Community Banking and Lending Director
•Chief Mortgage and Consumer Lending Officer
•Chief Sales, Community and Customer Relationship Officer
•Chief Human Resources Officer
•Chief Digital and Operations Officer
•Regional Commercial Lending Director
•Chief Information Officer
•Chief Financial Officer & Treasurer

A service-based contribution of $18,000 will be made for the following Executive Vice Presidents for 2021:
•Managing Director of Wealth Management & Chief Operating Officer

A service-based contribution of $75,000 will be made for the Chief Executive Officer for 2021.

Performance Based Contributions
The particpants will each receive an additional contribution based on the performance of the Income metric:

	0%	25%	50%	75%	100% (Target)	125%	150%
Income Metric*	44.9M	48.5M	52.1M	55.7M	59.3M	62.9M	66.5M
Executive Vice Presidents Contribution Amount:	$0	$1,750	$3,500	$5,250	$7,000	$14,000	$21,000
Chief Executive Officer Contribution Amount:	$0	$12,500	$25,000	$37,500	$50,000	$100,000	$150,000

Scorecard Calculation Information:
The scorecard will be calculated using a precise payout level based on actual performance between levels. For example, if the Bank’s Income result is $56.5M, which falls between the 75% and 100% payout levels, the Plan payout will be 81%, before the Provision for Credit Losses adjustor is applied. Thus, before the impact of the adjustor, an individual’s performance based contribution would be 81% of target.

Scorecard Adjustor for the Provision for Credit Losses:
If the actual Provision for Credit Losses is at budget of $9 million, there will be no adjustment to the Income performance factor results. Every dollar that the Provision for Credit Losses exceeds budget, the amount above $9 million is multiplied by 75% and applied as reduction to the Income performance factor results. For example, if the Provision for Credit Losses exceeds budget by $1 million, the Income performance factor results will be reduced by $750,000.

*    Income is defined as pre-tax income excluding variable compensation plan expense, the provision for credit losses, gains or losses on sales of investment securities, losses on the prepayment of borrowings or subordinated debt, and gains or losses on the early termination of hedged transactions.